UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

 C21 INVESTMENTS INC.
(Exact name of registrant as specified in its charter)

British Columbia, Canada	Not applicable
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

Suite 280, 601 West Cordova Street

Vancouver, British Columbia V6B 1G1

(Address of principal executive offices)

C21 Investments Inc. Stock Option Plan
(Full title of plan)

C T Corporation System

1015 15th Street N.W., Suite 1000

Washington, DC 20005

(Name and address of agent for service)

(202) 572-3100
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer [ ]	Accelerated Filer [ ]
Non-Accelerated Filer [X]	Smaller Reporting Company [ ]
Emerging Growth Company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common Shares, no par value	11,874,781	$0.686	$8,147,993.76	$888.94

(1)	Represents the maximum number of common shares (the "Common Shares") of C21 Investments Inc. issuable upon exercise of options under the C21 Investments Inc. Stock Option Plan.
(2)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with the provisions of the plan.

(3)

The proposed maximum offering price per share and the registration fee were calculated in accordance with Rule 457(c) and (h) based on the average high and low prices for the Common Shares of C21 Investments Inc. on August 20, 2021, as quoted on the OTCQX.

EXPLANATORY NOTE

This registration statement on Form S-8 (the "Registration Statement") is being filed for the purpose of registering 11,874,781 common shares of C21 Investments Inc. (the "Registrant") for issuance pursuant to the exercise of options granted under the Registrant's Stock Option Plan dated July 9, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Act and Note 1 to Part I of Form S-8.

Item 2.  Registrant Information and Employee Plan Annual Information

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Act and Note 1 to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation Of Documents By Reference.

The following documents which have been and will in the future be filed by the Registrant with the United States Securities and Exchange Commission (the "SEC") are incorporated into this Registration Statement by reference:

(a)	Our Annual Report on Form 40-F for the fiscal year ended January 31, 2021 filed with the SEC on June 1, 2021;

(b)	All other reports filed by the Registrant under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since January 31, 2021; and

(c)

The description of the Common Shares contained in our Registration Statement on Form 40-F, as filed with the SEC on August 24, 2018, including any amendment or report filed for the purpose of amending such description.

In addition, all reports and documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold, and any Form 6-K furnished by us during such period or portions thereof that are identified in such Form 6-K as being incorporated by reference into this Registration Statement, shall be deemed to be incorporated by reference in and to be part of this Registration Statement from the date of filing of each such document.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

None.

Item 6.  Indemnification of Directors and Officers.

Section 160 of the Business Corporations Act (British Columbia) ("BCBCA") provides that a company may do one or both of the following:

(a)	indemnify an eligible party (as defined below) against all eligible penalties (as defined below) to which the eligible party is or may be liable;
(b)

after the final disposition of an eligible proceeding (as defined below), pay the expenses (which includes costs, charges and expenses (including legal and other fees) but excludes judgments, penalties, fines or amounts paid in settlement of a proceeding) actually and reasonably incurred by an eligible party in respect of that proceeding.

However, after the final disposition of an eligible proceeding, a company must pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party: (i) has not been reimbursed for those expenses; and (ii) is wholly successful, on the merits or otherwise, or is substantially successful on the merits, in the outcome of the proceeding. The BCBCA also provides that a company may pay the expenses, actually and reasonably incurred by an eligible party, as they are incurred in advance of the final disposition of an eligible proceeding if the company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under the BCBCA, the eligible party will repay the amounts advanced.

For the purposes of the applicable division of the BCBCA, an "eligible party", in relation to a company, means an individual who:

(a)	is or was a director or officer of the company;
(b)	is or was a director or officer of another corporation at a time when the corporation is or was an affiliate of the company, or at the request of the company; or

(c)	at the request of the company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and includes, with some exceptions, the heirs and personal or other legal representatives of that individual.

An "eligible penalty" under the BCBCA means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding.

An "eligible proceeding" under the BCBCA is a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation, is or may be joined as a party, or is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding. A "proceeding" includes any legal proceeding or investigative action, whether current, threatened, pending or completed. "Expenses" include costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding. An "associated corporation" means a corporation or entity referred to in paragraph (b) or (c) of the definition of "eligible party" above.

Notwithstanding the foregoing, the BCBCA prohibits a company from indemnifying an eligible party or paying the expenses of an eligible party if any of the following circumstances apply:

(a)

if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time such agreement was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(b)

if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(c)

if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interest of the company or the associated corporation, as the case may be; or

(d)

in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party's conduct in respect of which the proceeding was brought was lawful.

Additionally, if an eligible proceeding is brought against an eligible party by or on behalf of the company or an associated corporation, the company must not indemnify the eligible party or pay or advance the expenses of the eligible party in respect of the proceeding.

Whether or not payment of expenses or indemnification has been sought, authorized or declined under the BCBCA, section 164 of the BCBCA provides that, on the application of a company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

(a)	order a company to indemnify an eligible party against any liabilities incurred by the eligible party in respect of an eligible proceeding;
(b)	order a company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;
(c)	order the enforcement of, or any payment under, an agreement of indemnification entered into by a company;
(d)	order a company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under section 164;
(e)	make any other order the court considers appropriate.

The BCBCA provides that a company may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation.

The Registrant's articles provide that the Registrant must, subject to the BCBCA, (i) indemnify an eligible party and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding.

The Registrant's articles define "eligible penalty" to mean a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding. "Eligible proceeding" under the Registrant's articles means a legal proceeding or investigative action, whether current, threatened, pending or completed, in which a director, former director or alternate director of the Registrant (an "eligible party") or any of the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director or alternate director of the Registrant (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty, or fine in, or expenses related to, the proceeding.

The Registrant's articles further provide that the Registrant may, subject to any restrictions in the BCBCA, indemnify any person, including directors, officers, employees, agents and representatives of the Registrant, and that the failure of a director, alternate director or officer of the Registrant to comply with the BCBCA or the Registrant's articles does not invalidate any indemnity to which he or she is entitled under the Registrant's articles.

The Registrant is authorized by its articles to purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who: (i) is or was a director, alternate director, officer, employee or agent of the Registrant; (ii) is or was a director, alternate director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Registrant; (iii) at the request of the Registrant, is or was a director, alternate director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity; or (iv) at the request of the Registrant, holds or held a position equivalent to that of a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity; against any liability incurred by him or her as such director, alternate director, officer, employee or agent or person who holds or held such equivalent position.

A policy of directors' and officers' liability insurance is maintained by the Registrant which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the articles of the Registrant and the BCBCA.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be provided to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Number	Exhibit
4.1	C21 Investments Inc. Stock Option Plan dated July 9, 2021
5.1	Opinion of Koffman Kalef LLP
23.1	Consent of Koffman Kalef LLP (Included in Exhibit 5.1)
23.2	Consent of Baker Tilly US, LLP
24.1	Power of Attorney (See Signature Pages)

Item 9.  Undertakings.

(a)    The Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)      To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on August 26, 2021.

C21 INVESTMENTS INC.

/s/ Michael Kidd
Name: Michael Kidd
Title: Chief Financial Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Sonny Newman and Michael Kidd as his or her attorney-in-fact, with the power of substitution, for them in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Sonny Newman	President and Chief Executive Officer	August 26, 2021
Sonny Newman	(Principal Executive Officer)

/s/ Michael Kidd	Chief Financial Officer and Director	August 26, 2021
Michael Kidd	(Principal Financial and Accounting Officer)

/s/ D. Bruce Macdonald	Chairman and Director	August 26, 2021
D. Bruce Macdonald

/s/ Todd Harrison	Director	August 26, 2021
Todd Harrison

/s/ Skyler Pinnick	Director	August 26, 2021
Skyler Pinnick

/s/ Leonard Werden	Director	August 26, 2021
Leonard Werden

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the Registrant in the United States, on August 26, 2021.

By:	/s/ Sonny Newman
Name: Sonny Newman
Title: Chief Executive Officer